UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Catalyst Semiconductor, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CATALYST SEMICONDUCTOR, INC.
2975 Stender Way
Santa Clara, CA 95054

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Catalyst Semiconductor, Inc., which will be held on Tuesday, September 25, 2007, at 2:00 p.m. local time, at our principal executive offices at 2975 Stender Way, Santa Clara, CA 95054.

Whether or not you plan to attend the Annual Meeting, you will be asked to consider and vote upon the proposals set forth in the Notice of Annual Meeting accompanying this letter. The enclosed proxy statement more fully describes the details of the business to be conducted at the Annual Meeting.

After reading the proxy statement, please mark, date, sign and return, as promptly as possible, the proxy card in the accompanying reply envelope. Your shares cannot be voted unless you sign, date and return the enclosed proxy card, vote your shares by telephone (as instructed on the enclosed proxy), vote your shares via the Internet (as instructed on the enclosed proxy) or attend the annual meeting in person. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

A copy of our Annual Report on Form 10-K for the fiscal year ended April 29, 2007 is enclosed.

We look forward to seeing you at the Annual Meeting.

Sincerely,

GELU VOICU
President, Chief Executive Officer and Director
Santa Clara, California
August 24, 2007

IMPORTANT

Whether or not you plan to attend the meeting, please mark, date, sign and return the enclosed proxy card as promptly as possible. You may also vote your shares by following the vote via the Internet or vote by telephone instructions on your proxy card. If you attend the meeting and so desire, you may withdraw your proxy and vote in person.

CATALYST SEMICONDUCTOR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, September 25, 2007
2:00 p.m. local time

To the Stockholders of Catalyst Semiconductor, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Catalyst Semiconductor, Inc., a Delaware corporation, will be held on Tuesday, September 25, 2007, at 2:00 p.m. local time, at our principal executive offices located at 2975 Stender Way, Santa Clara, CA 95054 for the following purposes:

1.      To elect one Class III Director to serve for a three-year term expiring at the 2010 Annual Meeting of Stockholders or until such director’s successor is duly elected and qualified.

2.      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 27, 2008.

3.      To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The enclosed proxy statement more fully describes the foregoing items and business to be conducted at the Annual Meeting.

The Board of Directors has fixed the close of business on August 17, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof.

After careful consideration, the board of directors recommends a vote in favor of each proposal set forth above.

Your vote is important. After reading the proxy statement, please mark, date, sign and return, as promptly as possible, the proxy card in the accompanying reply envelope. Your shares cannot be voted unless you sign, date and return the enclosed proxy card, vote your shares by telephone (as instructed on the enclosed proxy), vote your shares via the Internet (as instructed on the enclosed proxy) or attend the annual meeting in person. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors

DAVID P. EICHLER
Secretary
Santa Clara, California
August 24, 2007

IMPORTANT

Whether or not you plan to attend the meeting, please mark, date, sign and return the enclosed proxy card as promptly as possible. You may also vote your shares by following the vote via the Internet or vote by telephone instructions on your proxy card. If you attend the meeting and so desire, you may withdraw your proxy and vote in person.

Thank you for acting promptly.

CATALYST SEMICONDUCTOR, INC.

PROXY STATEMENT FOR THE 2007

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, September 25, 2007

General

The enclosed proxy is solicited on behalf of the board of directors of Catalyst Semiconductor, Inc., a Delaware corporation (“Catalyst,” “we,” “us” or “our company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, September 25, 2007, at 2:00 p.m. local time, or at any adjournment thereof (“Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our principal executive offices located at 2975 Stender Way, Santa Clara, CA 95054. This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

These definitive proxy materials were first mailed to our stockholders on or about August 27, 2007. The term “proxy materials” includes this proxy statement, the accompanying proxy card, a letter to stockholders and our Annual Report on Form 10-K for the year ended April 29, 2007.

Record Date and Shares Outstanding

The close of business on August 17, 2007 has been fixed as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 16,378,004 shares of our common stock issued and outstanding and held of record by 148 stockholders. We have 2,000,000 shares of authorized preferred stock, none of which were issued and outstanding as of the record date.

Revocability of Proxies

You or such other person as you have authorized to vote your shares may revoke any proxy given pursuant to this solicitation at any time:

•       by delivering a written notice of revocation to the Secretary of Catalyst at our principal executive offices at 2975 Stender Way, Santa Clara, CA 95054;

•       by signing and returning another proxy card bearing a later date; or

•       by attending the meeting and voting in person.

Methods of Voting

Each stockholder is entitled to one vote on all matters presented at the Annual Meeting, for each share of common stock owned by such stockholder. Votes will be tabulated by Steve Miller, our Corporate Controller, who was appointed as the inspector of elections for the meeting. The inspector of elections will separately tabulate the affirmative and negative votes, abstentions and broker non-votes. You may vote your shares in the following manner:

Voting by Mail.   By signing and returning the proxy card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Gelu Voicu, and our Vice President of Finance and Administration and Chief Financial Officer, David P. Eichler, who are named on the proxy card as

“proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•       FOR the election of the Class III director nominee identified in Proposal One; and

•       FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 27, 2008.

If you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies as to other matters but may come properly before the meeting.

Voting in Person at the Meeting.   If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Voting via the Internet or by Telephone.   In addition, if your shares of our common stock are registered directly in your name you may vote either via the Internet or by telephone. Specific instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to give your voting instructions and confirm that your voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm offers Internet and telephone voting, your proxy card will provide specific instructions. If your proxy card does not reference Internet or telephone voting information please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you vote via the Internet or by telephone, you do not need to complete and mail your proxy card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

•       Proposal One—Election of the Class III Director.   The Class III director nominee receiving the highest number of votes, in person or by proxy, will be elected as director. You may vote (i) “for” the nominee, or (ii) “withhold” for the nominee.

•       Proposal Two—Ratification of the Appointment of Independent Registered Public Accounting Firm.   Ratification of PricewaterhouseCoopers LLP for the current fiscal year will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies, consisting of the printing, handling and mailing of the proxy and related material and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of our common stock. In order to assure that a majority vote will be present in person or by proxy at the Annual Meeting, it may be necessary for certain of our officers, directors, regular employees and other representatives to solicit proxies by telephone, facsimile, telegraph, electronic means or in person. These persons will receive no extra compensation for their services.

Householding

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one Catalyst stock account, we are delivering only one set of the proxy materials for the fiscal year ended April 29, 2007 to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate proxy materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling us at (408) 542-1051 or by writing us at Catalyst Semiconductor, Inc., 2975 Stender Way, Santa Clara, CA 95054 Attn: Secretary. You may receive an additional copy of our Annual Report on Form 10-K for the fiscal year ended April 29, 2007 without charge by sending a written request to Catalyst Semiconductor, Inc., 2975 Stender Way, Santa Clara, CA 95054 Attn: Secretary.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of our outstanding shares of common stock entitled to vote as of the record date, August 17, 2007, must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present in person and by proxy at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares that are voted “for,” “against” or “withheld” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “for,” “against” or “abstain” with respect to a matter will also be treated as being present.

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the Annual Meeting. Consequently, if you abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against that proposal.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Your broker will have discretionary authority to vote your shares on each of the proposals set forth herein, which are both routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal. With respect to a proposal that requires a majority of the outstanding shares, however, a broker non-vote has the same effect as a vote against the proposal.

Deadline for Receipt of Stockholder Proposals for the 2008 Annual Meeting of Stockholders

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission

(“SEC”). Proposals of our stockholders intended to be presented for consideration at our 2008 Annual Meeting of Stockholders must be received by us no later than April 29, 2008, in order that they may be included in the proxy statement and on the proxy card for our 2008 Annual Meeting.

The SEC rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The attached proxy card grants the proxy holder discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2008 Annual Meeting is July 11, 2008, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holder will be allowed to use his discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2008 Annual Meeting.

In addition, our bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. In general, notice of the proposal must be received by our Secretary not less than 90 days prior to the date of the 2008 Annual Meeting, or, if less than 100 days’ prior notice of the date of the meeting is given to the stockholders, not later than 10 days following the notice of the meeting was mailed. A stockholder’s notice shall include: (i) the name and address of the stockholder who intends to make the nominations or propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed; (ii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and (v) if applicable, the consent of each nominee to serve as director of the corporation if so elected. A copy of our bylaws is available upon written request to: Catalyst Semiconductor, Inc., 2975 Stender Way, Santa Clara, CA 95054, Attn: Secretary.

Stockholder Communications to Directors

Stockholders may communicate directly with our board of directors by writing to them c/o Catalyst Semiconductor, Inc., 2575 Stender Way, Santa Clara, California 95054. Unless the communication is marked “confidential,” our company Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received,” but will not be reviewed by our company Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters directed directly to the Audit Committee, our company Secretary will log the date of receipt of the communication, as well as (for non-confidential communications) the identity of the correspondent in the Company’s stockholder communications log. At least quarterly, or more frequently as may be appropriate, the Nominating and Corporate Governance Committee will forward copies of all such original stockholder communications along with the related memos and responses to our board of directors for review.

PROPOSAL 1

ELECTION OF THE CLASS III DIRECTOR

Nominees

Our bylaws provide that the number of directors shall be established by our board of directors or our stockholders. Our certificate of incorporation provides that the membership of the board of directors shall be divided into three classes, with the classes serving for staggered, three-year terms. After the election of the Class III director at the 2007 Annual Meeting of Stockholders, the terms of the Class I directors, Class II directors and Class III director will expire at the Annual Meeting of Stockholders to be held in 2008, 2009 and 2010, respectively.

Currently, the authorized number of directors is five. One director will be elected at the Annual Meeting to serve as the Class III director until the 2010 Annual Meeting of Stockholders or until such directors’ successor is duly elected and qualified.

The board of directors has nominated Roland M. Duchâtelet, a current director, for election as the Class III director.

Unless otherwise instructed, the proxy holder will vote the proxies received by them for Dr. Duchâtelet. In the event that Dr. Duchâtelet becomes unable or declines to serve as director at the time of the Annual Meeting, the proxy holder will vote the proxies for any substitute nominee who is designated by the current board of directors to fill such vacancy. However, we do not expect that Dr. Duchâtelet will be unable or will decline to serve as director. In the event that additional persons are nominated for election as the Class III director, the proxy holder intends to vote all proxies received by him in such a manner as to assure the election of Dr. Duchâtelet.

Information with Respect to Nominee and Other Current Directors

Set forth below are the names of and certain information about Dr. Duchâtelet and the current Class I and Class II directors as of April 29, 2007.

Name	Age	Position with Catalyst	Since	Board Committees
Nominee for Class III Director
Roland M. Duchâtelet	60	Director	1999	A, S
Continuing Class I Directors
Henry C. Montgomery	71	Chairman of the Board, Director	2000	A*, C, N, S
Gelu Voicu	57	President and Chief Executive Officer, Director	2002
Continuing Class II Directors
Garrett A. Garrettson	64	Director	2003	A, C*, N, S
Glen G. Possley	67	Director	2000	A, C, N*

Board Committees: A—Audit, C—Compensation, N—Nominating and Governance, S—Strategy Committee

* Indicates chair of that committee

There are no family relationships between any of our directors or executive officers.

Dr. Duchâtelet has served as our director since September 1999. From September 1989 to the present, Dr. Duchâtelet has served as chairman of Elex N.V., a holding company. Additionally, Dr. Duchâtelet serves as chairman of the board of directors of Melexis N.V., a semiconductor company, a position he has held since May 1994, and is also a director of EPIQ N.V., a semiconductor company. Dr. Duchâtelet holds a B.S. in Applied Economic Sciences, an M.B.A. and a Ph.D. in Electronic Engineering from the University of Leuven, Belgium.

Mr. Montgomery has served as our director since July 2000 and has served as the chairman of our board of directors since August 2002. Mr. Montgomery previously served as a member of our board of directors from 1990 to 1996. Since 2006, Mr. Montgomery has served as chairman of the board and chief executive officer of Montgomery Pacific Outsourcing, LLC, a financial management and accounting outsourcing firm with a subsidiary in the Philippines. Since 1980, Mr. Montgomery has served as the chairman of the board of Montgomery Professional Services Corporation, a financial management, accounting outsourcing and professional staffing firm. Mr. Montgomery also serves as a director of Swift Energy Company, an independent oil and gas company, and ASAT Holdings Ltd., a provider of semiconductor assembly, test and package design services. Since June 2005, Mr. Montgomery  has served as chairman of the board of ASAT Holdings Ltd., a semiconductor packaging and test company located in Hong Kong and Guangdong, China. He holds a B.A. in Economics from Miami University in Oxford, Ohio.

Mr. Voicu has served as our president and chief executive officer and as a director since October 2002. From August 2002 to October 2002, he served as our executive vice president and chief operating officer. From April 1998 to August 2002, he served as our vice president of engineering and manufacturing. From July 1995 to April 1998, Mr. Voicu was our director of flash product lines. Mr. Voicu holds an M.S. in Electrical Engineering from the Polytechnical Institute, Bucharest, Romania.

Dr. Garrettson has served as our director since February 2003. From December 2005 to present, Dr. Garrettson has served as the president, chief executive officer and a director of Fresco Technologies, a private digital imaging company, and from October 2004 to present, he has served as the president of G. Garrettson Consulting LLC. From November 2001 to September 2004, Dr. Garrettson served as the president, chief executive officer and a director of Clairvoyante, Inc., an intellectual property licensing company of flat panel display technology. From April 2000 to December 2002, Dr. Garrettson served as the chairman of the board of directors of Spectrian Corporation, a power amplifier company. From April 1996 to March 2000, Dr. Garrettson served as president, chief executive officer and a director of Spectrian. From March 1993 to March 1996, Dr. Garrettson served as president and CEO of Censtor Corporation. Dr. Garrettson holds a B.S. and an M.S. in Engineering Physics and a Ph.D. in Mechanical Engineering from Stanford University.

Dr. Possley has served as our director since July 2000 and served as our lead director from May 2001 to August 2002. From January 1998 to the present, Dr. Possley served as a managing general partner at Glen-Ore Associates, a consulting company focused on the semiconductor business. From January 1998 to January 2000, Dr. Possley was a partner at International Technology Ventures and N-Able Group. Dr. Possley is a director of Novellus Systems, Inc., a semiconductor equipment company, and since November 2005, Dr. Possley has served as a member of the board of directors of ASAT Holdings Ltd.. He received a B.S. in Mathematics from Western Illinois University and a Ph.D. in Physical Chemistry from the University of Kentucky.

Vote Required for Election

If a quorum is present and voting, the nominee receiving the highest number of affirmative votes will be elected as the Class III director. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have the authority to vote your shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
DR. DUCHÂTELET AS THE CLASS III DIRECTOR.

CORPORATE GOVERNANCE AND OTHER MATTERS

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee was established in August 2004 and adopted guidelines regarding director recommendations and nominations at that time. The Nominating and Governance Committee will consider candidates for board membership suggested by a board member, management, stockholders and others. It is the policy of our Nominating and Governance Committee to consider recommendations for candidates to the board of directors from stockholders who have held not less than 1% shares of the outstanding shares of our common stock for at least 12 months prior to the date of the submission of the recommendation. The Nominating and Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by the board of directors, a board member or management.

A stockholder may also nominate a person directly for election to the board of directors at an Annual Meeting of our Stockholders provided they meet the requirements set forth in our bylaws related to stockholder proposals.

Where the Nominating and Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate for nomination, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. In its evaluation of director candidates, including incumbent directors, the Nominating and Governance Committee will consider a number of factors, including:

•       The current size and composition of the board of directors and the needs of the board of directors and its committees; and

•       Factors such as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest.

While the Nominating and Governance Committee has not specified specific, minimum qualifications for candidates, it also believes that the following qualifications are desirable for a nominee for director:

•       The highest personal and professional ethics and integrity;

•       Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•       Skills that are complementary to those of the existing directors;

•       The ability to assist and support management and make contributions to our success; and

•       An understanding of the fiduciary obligations of a board member and the commitment of time and energy necessary to diligently carry out those duties.

After completing the evaluation and review, the Nominating and Governance Committee will make a recommendation to the board of directors as to a slate of the persons for nomination to the board of directors. The board of directors will review the slate and adjust or approve it after considering the recommendation and report of the Nominating and Governance Committee.

Statement on Corporate Governance

We have reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NASDAQ Stock Market’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. You can access our committee charters, and our code of business conduct and ethics without charge on our website at www.catsemi.com or by writing to us at Catalyst Semiconductor, Inc., 2975 Stender Way, Santa Clara, CA 95054 Attn: Secretary. Mr. Montgomery, the chairman of the board of directors, is independent and as such he chairs the regularly scheduled executive sessions among Catalyst’s independent directors without management present.

Code of Business Conduct and Ethics

Our board of directors has adopted the Catalyst Semiconductor, Inc. Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our principal executive officer, our principal financial officer and our principal accounting officer. The board of directors has also adopted the Catalyst Semiconductor, Inc. Code of Business Conduct and Ethics applicable to all of our employees, officers and directors. Our Code of Ethics for Principal Executive and Senior Financial Officers and Code of Business Conduct and Ethics are publicly available on our website at www.catsemi.com. The information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC. We intend to post amendments to or waivers from these codes on our website or as otherwise required by the rules and regulations of the SEC and NASDAQ Stock Market. You can receive a copy of our Code of Business Conduct and Ethics by writing to us at Catalyst Semiconductor, Inc., 2975 Stender Way, Santa Clara, CA 95054 Attn: Secretary.

Director Independence

A majority of our board of directors is independent within the rules of the NASDAQ Stock Market. The board of directors had determined that Messrs. Duchâtelet, Garrettson, Montgomery and Possley are independent within the meaning of the rules of the NASDAQ Stock Market.

Attendance by Board Members at the Annual Meeting of Stockholders

Our directors are expected, absent exceptional circumstances, to attend all board meetings and meetings of committees on which they serve, and are also invited to attend our Annual Meeting. Messrs. Montgomery and Voicu attended last year’s annual meeting of stockholders in person, which was held on September 22, 2006.

Meetings and Committees of the Board of Directors

Our board of directors held seven meetings during fiscal 2007. No director attended fewer than 86% of the meetings of the board of directors and of the committees on which he served that were held during fiscal 2007. The board of directors currently has four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategy Committee.

The Audit Committee consists of Messrs. Duchâtelet, Garrettson, Montgomery and Possley, each of whom is independent within the meaning of the rules of the SEC and the listing standards of the NASDAQ Stock Market. The board of directors has determined that Mr. Montgomery is an “audit committee financial expert” as defined pursuant to the rules of the SEC. Our board of directors amended the charter of the Audit Committee in February 2004 to comply with requirements of the NASDAQ Stock Market and the rules of the SEC. A copy of the charter is available on our website at www.catsemi.com. The Audit Committee held five meetings during fiscal 2007.

The Compensation Committee consists of Messrs. Garrettson, Montgomery and Possley, each of whom is independent within the meaning of the rules of the SEC and the listing standards of the NASDAQ Stock Market. The Compensation Committee is responsible for reviewing and approving our compensation policies and the compensation paid to our executive officers. A copy of the charter is available on our website at www.catsemi.com. In fiscal 2007 the Compensation Committee adopted a Stock Option Administrative Policy that specifies the process for approving both new hire and employee option grants based on the 2003 Stock Incentive Plan. Under this policy, the Compensation Committee must approve all option grants recommended by management. The Compensation Committee held 13 meetings and acted by unanimous written consent four times during fiscal 2007.

The Nominating and Governance Committee consists of Messrs. Garrettson, Montgomery and Possley, each of whom is independent within the meaning of the rules of the SEC and the listing standards of the NASDAQ Stock Market. The Nominating and Governance Committee is responsible for assisting the board of directors in identifying prospective director nominees and selecting the director nominees for the next annual meeting of stockholders, and for ensuring that the board of directors and the company adopt and follow appropriate governance standards. Our board of directors amended the charter of the Nominating and Governance Committee in June 2006 to address continuing education of directors and Section 16 officers. A copy of the charter is available on our website at www.catsemi.com. The Nominating and Governance Committee held two meetings during fiscal 2007.

The Strategy Committee consists of Messrs. Duchâtelet, Garrettson and Montgomery and was formed in July 2007. The Strategy Committee is responsible for advising the board of directors on matters related to stockholder value.

Compensation of Directors

Messrs. Duchâtelet, Garrettson and Possley received cash remuneration for serving on the board of directors, which consisted of fees of $40,000 in fiscal 2007. Mr. Montgomery received cash remuneration for serving as Chairman of the board of directors, which consisted of fees of $55,000 in fiscal 2007. In fiscal 2008, Messrs. Duchâtelet, Garrettson and Possley will receive cash remuneration of $48,000 for serving on the board of directors and Mr. Montgomery will receive $63,000 as Chairman. Directors are also reimbursed for reasonable expenses incurred in attending board and committee meetings. Directors do not receive additional compensation for serving on a committee. Mr. Voicu, who is an employee of our company, did not receive additional remuneration for serving as a director.

Pursuant to our 2003 Director Stock Option Plan (“Director SOP”), each non-employee director who has served for six months or more is granted an option to purchase 15,000 shares on May 1 of each calendar year, provided that he or she is in office on May 1. Each new non-employee director is entitled to a one-time grant of 30,000 options when he or she becomes a director. Option grants under the Director SOP must be at prices equal to 100% of the fair market value of the stock on the date of grant as reported on the NASDAQ Global Market. Options granted under prior plans before the adoption of the Director SOP in December 2002 vested over a period of three years. Options granted to non-employee directors under the Director SOP are fully vested on the date of the grant.

The following table details compensation paid to each director during the fiscal year ended April 29, 2007:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Roland M. Duchâtelet	$40,000	$—	$26,669	$—	$—	$—	$66,669
Garret A. Garrettson	40,000	—	26,669	—	—	—	66,669
Henry C. Montgomery	55,000	—	26,669	—	—	—	81,669
Glen G. Possley	40,000	—	26,669	—	—	—	66,669

(1)          Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended April 29, 2007, filed with the SEC on July 13 2007. These amounts do not correspond to the actual value that will be recognized by the directors. The options fully vested on the date of grant.

The aggregate number of shares subject to stock awards and stock options outstanding at April 29, 2007 for each of the directors was as follows:

Name	Aggregate number of Stock Awards Outstanding at April 29, 2007 (#)	Aggregate number of Option Awards Outstanding at April 29, 2007 (#)
Roland M. Duchâtelet	—	100,000
Garret A. Garrettson	—	75,000
Henry C. Montgomery	—	135,000
Glen G. Possley	—	85,000

REPORT OF THE AUDIT COMMITTEE

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report of the Audit Committee shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee currently consists of Messrs. Duchâtelet, Garrettson, Montgomery and Possley, each of whom is independent within the meaning of the rules of the SEC and the listing standards of the NASDAQ Stock Market. The board of directors has determined that Mr. Montgomery is an “audit committee financial expert” as defined in the rules of the SEC and satisfies the financial sophistication requirement of the NASDAQ Stock Market. A copy of the charter is available on our website at www.catsemi.com.

The Audit Committee oversees a comprehensive system of internal controls to ensure the integrity of our financial statements and our compliance with legal and regulatory requirements. Among the Audit Committee’s responsibilities are:

•       Providing oversight and monitoring of management and the independent registered public accounting firm (“External Auditors”) and their activities with respect to our financial reporting process;

•       Directing responsibility for appointing, compensating and overseeing the work of the External Auditors (including resolving disagreements between management and the External Auditors regarding financial reporting);

•       Pre-approving all audit and non-audit services provided to us by the External Auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible) and the fees related to these services;

•       Reviewing with management and the auditors, before release, the audited financial statements and Management’s Discussion and Analysis in our Annual Reports on Form 10-K and the unaudited interim financial statements in our Quarterly Reports on Form 10-Q (management may facilitate the communication between the Audit Committee and the External Auditors); and

•       Establishing procedures for receiving, retaining and treating complaints received by us regarding accounting, internal control over financial report or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Management is responsible for the preparation, presentation and integrity of our financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

Our External Auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards set by the Public Company Accounting Oversight Board of the United States (“PCAOB”).

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the External Auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the External Auditors on the basis of information it receives, discussions with management and the External Auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States (“GAAP”), and that our internal control over financial reporting was effective as of April 29, 2007, and on the representations of our External Auditors included in their report on our financial statements. The Audit Committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the internal and External Auditors do not assure that our financial statements are presented in accordance with GAAP, or that the audit of our financial statements and management’s assessment of the effectiveness of internal control over financial reporting has been carried out in accordance with the standards set by the PCAOB.

Among other matters, the Audit Committee monitors the activities and performance of our External Auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the External Auditors may be retained to perform non-audit services. The Audit Committee has sole responsibility to retain and replace our External Auditors. The Audit Committee reviews the performance of the External Auditors on an annual basis in order to determine whether rotation of audit firms is appropriate. The Audit Committee also reviews the results of the External Auditors’ work with regard to the adequacy and appropriateness of our financial accounting and internal control over financial reporting.

Review with Management

The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP and that internal control over financial reporting was effective as of April 29, 2007.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee also reviewed with the External Auditors their judgments as to the quality and the acceptability of our financial reporting and such other matters required to be discussed with the Audit Committee under standards of the PCAOB including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the External Auditors required by Independence Standards Board Statement No. 1. The Audit Committee discussed with the External Auditors their independence from management and Catalyst, including the matters in their written disclosures required by Independence Standards Board Statement No. 1.

The Audit Committee further discussed with the External Auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the External Auditors, with and without management present, to discuss the results of the External Auditors’ examination and evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

Conclusion

Based on the review and discussions with management and our External Auditors, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 29, 2007.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Henry C. Montgomery, Roland M. Duchâtelet,
Garrett A. Garrettson and Glen G. Possley

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending April 27, 2008, and the board of directors recommends that the stockholders vote for the ratification of such appointment.

Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The PwC representatives also are expected to be available to respond to appropriate questions from stockholders. The board of directors believes that reappointing PwC is in our best interest.

Vote Required

Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the board of directors is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm for Fiscal 2007 and 2006 Services

PwC fees for professional services during fiscal 2007 and 2006:

	Fiscal Years Ended
	April 29, 2007	April 30, 2006
Audit fees	$1,369,710	$1,264,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total professional fees	$1,369,710	$1,264,000

Audit Fees

Audit fees consist of the aggregate fees for professional services rendered by PwC for the audit of our consolidated financial statements, the review of management’s assessment of the effectiveness of internal control over financial reporting, the independent review and attestation of the effectiveness of our internal controls over financial reporting, the filing of our tender offer statement in relation to our 2007 option exchange offer and the review of our unaudited condensed consolidated interim financial statements.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit, review of our unaudited condensed consolidated interim financial statements or assistance with SEC matters and are not reported under “Audit Fees.”  These services include accounting consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees consist of the aggregate fees for professional services rendered by PwC for tax compliance, tax advice and tax planning.

All Other Fees

All other fees consist of the aggregate fees for professional services rendered by PwC for other services.

Pre-Approval of Audit and Non-Audit Services

In accordance with the charter of our Audit Committee, the Audit Committee is required to review and approve in advance the annual budget for independent audit services and review and pre-approve all non-audit services rendered by our independent registered public accounting firm. All services described above were pre-approved by the audit committee prior to their commencement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE FISCAL YEAR ENDING APRIL 27, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock for the following: (i) each person known by us to beneficially own more than 5% of our outstanding common stock; (ii) each of our executive officers listed in the summary compensation table in the section entitled “Executive Compensation and Other Information” below; (iii) each of our directors and director nominee; and (iv) all of our current executive officers and directors as a group.

Except as otherwise noted below, the address of each person listed on the table is 2975 Stender Way, Santa Clara, CA 95054.

We have determined beneficial ownership in accordance with the rules of the SEC. Applicable percentage ownership in the table below is based on 16,378,004 shares of our common stock issued and outstanding as of August 17, 2007. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after August 17, 2007, while those shares are not included for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Outstanding Shares	Number of Shares Underlying Options Exercisable on or Before October 16, 2007	Total Shares and Shares Underlying Exercisable Options	Percentage Beneficially Owned
5% Stockholders:
FMR Corp.(1)	2,342,785	—	2,342,785	14.3%
82 Devonshire Street Boston, MA 02109
Individuals and entities affiliated with Wellington Management Company LLP(2)	1,973,000	—	1,973,000	12.1%
75 State Street Boston, MA 02109
Individuals and entities affiliated with Royce & Associates, LLC(3)	1,009,500	—	1,009,500	6.2%
1414 Avenue of America New York, NY 10019
Dimensional Fund Advisors(4)	937,209	—	937,209	5.7%
1299 Ocean Avenue Santa Monica, CA 90401
Elex N.V.(5)	778,700	100,000	878,700	5.3%
Transportstraat 1 B 3980 Tessenderlo, Belgium
Individuals and entities affiliated with Seligman Spectrum Focus (Master) Fund(6)	855,666	—	855,666	5.2%
100 Park Avenue New York, NY 10017
Executive Officers and Directors:
Gelu Voicu	320,000	721,070	1,041,070	6.1%
Thomas E. Gay III(7)	40,000	205,595	245,595	1.5%
Scott Brown	35,000	104,166	139,166	*
Irvin W. Kovalik	35,000	247,220	282,220	1.7%
George Smarandoiu	55,000	151,277	206,277	1.3%
Roland Duchâtelet(5)	778,700	100,000	878,700	5.3%
Garrett A. Garrettson	—	75,000	75,000	*
Henry C. Montgomery	56,100	135,000	191,100	1.2%
Glen G. Possley	32,407	85,000	117,407	*
All directors and executive officers as a group (11 persons)	1,387,207	2,096,688	3,483,895	18.9%

*                    Less than 1% of shares beneficially owned.

(1)          Based on a Schedule 13G/A filed with the SEC on February 14, 2006, by FMR Corp., a corporation organized under the laws of the state of Delaware. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp, is the beneficial owner of 2,342,785 shares. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,727,985 shares. Edward C. Johnson III and FMR Corp., through its control of Fidelity and other affiliated Fidelity funds, each has sole power to dispose of the 2,342,785 shares owned by the Fidelity Funds.

Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2)          Based on Schedule 13G/A filed with the SEC on February 14, 2007. Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment advisor to its clients including Wellington Trust Company N.A., may be deemed to beneficially own 1,973,000 shares of common stock, including 990,000 shares held by Wellington Management Company, N.A. Wellington Management has shared voting control over 1,848,000 shares of common stock and shared dispositive control over 1,973,000 shares of common stock. With respect to these shares, Wellington Trust Company N.A. has shared voting control and shared dispositive control with respect to 990,000 shares of common stock. The clients of Wellington Management have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of our common stock, except for Wellington Trust Company, N.A. The address of Wellington Management and Wellington Trust Company, N.A. is 75 State Street, Boston, Massachusetts 02109.

(3)          Based on Schedule 13G/A filed with the SEC on January 18, 2007, Royce & Associates, LLC, in its capacity as an investment advisor, may be deemed to be the beneficial owner of 1,009,500 shares of common stock. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(4)          Based on Schedule 13G/A filed with the SEC on February 9, 2007. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.), it its capacity as an investment advisor, may be deemed to beneficially own 937,209 shares of common stock. In its role as investment advisor, Dimensional possesses investment and/or voting power over 937,209 shares of common stock. The address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401. Dimensional disclaims beneficial ownership with respect to such shares.

(5)          Includes 728,700 outstanding shares held by Elex N.V. plus 50,000 shares held directly by Dr. Duchâtelet. Dr. Duchâtelet is the chairman of Elex N.V. Dr. Duchâtelet disclaims beneficial ownership of the shares held by Elex N.V. except to the extent of his pecuniary interest in the shares. Include options to purchase 100,000 shares of our common stock held by Dr. Duchâtelet in his role as a director of our company.

(6)          Based on Schedule 13D filed with the SEC on June 25, 2007. J. & W. Seligman & Co. Incorporated, a Delaware corporation (“JWS”) and William C. Morris, controlling shareholder of JWS (“Morris”), do not directly own any shares of Catalyst. The shares of Catalyst reported on the Schedule 13D are directly owned by Seligman Spectrum Focus (Master) Fund, a Cayman Islands corporation (“SSF”); however, SSF has engaged JWS as its investment adviser with discretionary authority to acquire, dispose and vote the shares held by SSF of Catalyst. JWS, as investment adviser to SSF, and Morris, as JWS’s controlling shareholder, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by SSF. The address of the principal business office of JWS, Morris and each director and executive officer of JWS is

100 Park Avenue, New York, NY 10017. The principal address of SSF is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(7)          Mr. Gay resigned as our Vice President of Finance and Administration and Chief Financial Officer as of May 31, 2007. Catalyst employees have 90 days after termination to exercise their stock options. At the time of Mr. Gay’s termination, he had 205,595 stock options available to be exercised by August 29, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a).

Based solely on our review of copies of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3 and Forms 5 and amendments thereto furnished to us with respect to the last fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with during the fiscal year ended April 29, 2007.

Our Insider Trading Policy allows directors, officers and other employees covered under such policy to establish, under the limited circumstances contemplated by Rule 10b5-1 promulgated under the Securities and Exchange Act of 1934, as amended, written programs that permit automatic trading of our stock or trading of our stock by an independent person (such as an investment bank) who is not aware of material inside information at the time of the trade. To our knowledge, none of our directors, officers or employees has adopted a Rule 10b5-1 trading plan.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Board Compensation Committee Report on Executive Compensation shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

Our Compensation Committee is responsible for reviewing and approving our compensation policies and the actual compensation paid to our executive officers. The Compensation Committee operates under a written charter adopted by the board on March 1, 2004 and consists entirely of independent directors as defined by the NASDAQ Stock Market rules. The Compensation Committee is comprised of Messrs. Garrettson, Montgomery and Possley.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement. We believe our compensation program assists the Company to remain competitive in attracting and retaining talented leaders and to ensure a close link between executive pay and company performance. It also establishes an important foundation for reaching our goal of increasing long-term value for our stockholders.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Garrett A. Garrettson, Henry C. Montgomery and Glen G. Possley

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy of the Compensation Program

Our philosophy is to provide compensation to our executive officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility within our company, to provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. Our compensation policies also consider our financial condition and results of operations.

The objectives of our compensation program are as follows:

•       Provide competitive compensation programs that attract, motivate and retain talent at all levels within our company with the requisite skills for success;

•       Motivate employees to optimize their individual performance to achieve our objectives;

•       Align the financial interests of our company and employees with our stockholders via equity-based awards; and

•       Create a direct link between our performance and individual contribution and awards.

To achieve these objectives, our Compensation Committee annually benchmarks each position of our executive officers against market data for companies in our industry with similar characteristics. To this end, we compare each component of employee compensation, including base salary, short and long term incentives, to industry averages and other measures. Overall, the executive compensation program is intended to create the opportunity for total compensation that is comparable with that available to executives at other companies of similar size in the semiconductor industry.

Compensation Committee

The Compensation Committee administers our executive compensation program and is currently comprised of three non-employee, independent members of the board of directors, none of whom has any interlocking relationships as defined by the SEC. The scope of authority of the Compensation Committee is to set salaries and bonuses of the executive officers and to award equity grants and other compensation to them as appropriate. The Compensation Committee has the authority to review and recommend compensation policies generally, review and approve compensation of our executive officers and administer our stock plans, including reviewing and approving equity-based awards to our executive officers.

Our Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by us to assist in the evaluation of the compensation of the Chief Executive Officer (“CEO”) or other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. Our Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Although our executive officers do not have a role in determining executive compensation, the Compensation Committee does review our CEO’s recommendations when making compensation decisions. Our CEO generally attends the Compensation Committee meetings.

Executive Compensation Components

The primary components of our executive compensation program are salary, bonus, equity incentives, change-in-control and severance packages and fringe benefits. Various components of the compensation programs are designed to drive our short-term and long-term strategic goals and values and to reward contributions toward these goals. Current compensation is mainly comprised of salary and cash bonuses. Long-term compensation is mainly comprised of equity incentives.

Each executive officer’s compensation package for fiscal 2007 consisted of the following elements: (i) base salary, (ii) potential cash bonus based upon our attainment of pre-established financial objectives and attainment of pre-established individual performance objectives, (iii) eligibility for long-term, stock-based incentive awards designed to align and strengthen the mutuality of interests between our executive officers and our stockholders, (iv) change-in-control agreements in most cases and (v) other benefits.

Salary

The base salaries of our executive officers are, in general, established on the basis of skills, accomplishments, the scope of the job and prevailing market conditions. The salary for each executive officer is determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. In making its recommendations to the Board, the Compensation Committee refers to the Radford Executive Survey for semiconductor companies with average revenue under $100 million. Additionally, the CEO compiles peer group data by reviewing public filings from comparably sized local semiconductor companies such as California Micro Devices, Leadis, Inc., and Zilog, Inc.

The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. No salary adjustments were approved last fiscal year for the executive officers by the Compensation Committee.

Compensation for the Chief Executive Officer.   In May 2003, we entered into an employment agreement with Mr. Voicu. The agreement provided for a base salary of $300,000 with an annual bonus equal to up to 65% of Mr. Voicu’s base salary upon achievement of specified performance milestones. In November 2003, the board of directors adjusted Mr. Voicu’s base salary to $350,000. In August 2004, the board of directors adjusted Mr. Voicu’s annual bonus so that Mr. Voicu may receive an annual bonus equal to up to 130% of his base salary upon achievement of specified performance milestones. During fiscal year 2007 Mr. Voicu did not receive a salary increase or bonus.  Please see “Employment Contracts, Change in Control Arrangements” below for a description of the May 2007 amendment and restatement of Mr. Voicu’s employment agreement.

Executive Bonus Plan

The executive bonus program is designed for executive officers to reward performance in line with our goals; to align members of the executive team to achieve the same goals; and to motivate the achievement of financial results above and beyond planned goals. This program is based on a combination of our financial performance as well as subjective individual goals set by our CEO for each participant. Bonus decisions are determined by our CEO’s end-of-quarter evaluation of each executive’s performance and must be approved by the Compensation Committee. The Compensation Committee evaluates the bonus program annually.

In adopting the 2007 Executive Bonus Plan (the “2007 Bonus Plan”) in September 2006, the Compensation Committee reviewed comparative market data for the industry with respect to executive bonus compensation. Pursuant to the 2007 Bonus Plan, individual performance goals for each of our executives were set. The 2007 Bonus Plan is designed to provide compensation incentives in the form of quarterly cash bonuses for participating employees, including executive officers, based on individual and our overall performance. The 2007 Bonus Plan provides for three separate bonus pools: a discretionary pool, a profit sharing pool that provides for payments to non-executive employees and an executive pool that provides for payments to executive officers.

The executive pool provides for quarterly payments to executive officers based upon Return on Equity (“ROE”) and individual performance. As identified in the table below, the aggregate bonus payments to each executive officer for all four fiscal quarters are based upon a targeted percentage of the executive officer’s annual base salary. The actual bonus payments, if any, are calculated based upon a formula that weights scores for ROE and the executive officer’s achievement of individual performance goals determined by the Compensation Committee. The individual performance goals vary by executive and are based on specified management initiatives and/or execution against our approved operating and strategic plans. Underachievement or overachievement of targeted ROE and individual performance goals can result in lower or higher scores for those milestones and, as a result, lower or higher bonus payments than the targeted percentage of base salary. In addition, the maximum quarterly payment varies by fiscal quarter based upon the following percentages of the total targeted annual payment: 12% for the fiscal first quarter, 15% for the fiscal second quarter, 23% for the fiscal third quarter and 50% for the fiscal fourth quarter. The Plan also limits the aggregate quarterly bonuses that may be paid to each executive officer at a maximum percentage of the executive officer’s annual base salary.

Following each fiscal quarter, the Compensation Committee reviews the ROE and the individual performance goals, determines the scores applicable to each executive officer, reviews and confirms the bonus payments, if any, for each executive officer, and may adjust the individual performance goals of one or more executive officers.

For fiscal 2007, the Compensation Committee reviewed the 2007 Bonus Plan to determine if bonuses were to be awarded to our executive officers based on achievement of our and individual’s performance goals as recommended by our CEO. The Compensation Committee determined that our performance for 2007 was below-target and decided not to award any bonuses under the 2007 Bonus Plan.

Equity-Based Incentives

The Compensation Committee believes that granting equity-based awards is an important method of rewarding and motivating our employees by aligning employees’ interests with those of our stockholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. We utilize a vesting schedule to encourage our executive officers to continue in the employ of our company and to encourage executive officers to maintain a long-term perspective. In determining the size of stock option grants and restricted stock awards, the Compensation Committee focuses on the executive officers’ current and expected future value to our company, as well as the relative current value of their previous equity awards.

We do not have any program, plan or policy to grant equity compensation to executives on specified dates. We do not attempt to coordinate equity grants with the release or withholding of material non-public information. In fiscal 2007, there were no options granted to our executive officers other than restricted stock awards (“RSAs”) and options granted as a result of the executive officers’ participation in the Common Stock Option Exchange Offer. See “Equity Incentive Programs—Common Stock Option Exchange Offer” for a description of the exchange offer. The date of grant of the RSAs was determined on the date the grant received approval from the Compensation Committee.

Historically, the number of stock options and/or performance shares our Compensation Committee has granted to each officer and the vesting schedule for each grant has been determined based on a variety of factors, including specific job responsibility levels, individual performance ratings, and market data collected regarding the equity grant ranges for peer companies. In making its recommendations to the board, the Compensation Committee refers to the Radford Executive Survey for semiconductor companies, as well as the CEO’s compilation of peer group data from public filings by comparably sized local semiconductor companies. In fiscal 2006 and 2007, the Compensation Committee engaged Compensia, an outside consulting firm, to review comparative market data with respect to equity compensation. Compensia made recommendations to the Compensation Committee with regard to RSAs and a stock option exchange offer for all employees including executive officers but excluding non-employee directors. Prior to Compensia’s review, we only offered equity incentives in the form of stock options to purchase shares of our common stock; however, we learned that RSAs is another form of equity incentives that is prevalent with our peers. We implemented these recommendations in fiscal 2007. To ensure that we are competitive in attracting and retaining employees, we began granting RSAs to our executive officers. In November 2006, RSAs were authorized by the Compensation Committee to be awarded to Messrs. Brown, Gay, Kovalik and Smarandoiu. In January 2007, Mr. Voicu also received RSAs. These awards generally have three year annual vesting with 1/3 of the shares vesting at the end of each year. In Mr. Voicu’s case, 50,000 RSAs were time-based vesting over three years, and 20,000 RSAs were performance-based vesting dependent upon our company’s revenue growth as compared to the Semiconductor Industry Association average growth. The par value of the shares of our common stock issued upon settlement of the RSAs will be considered to have been paid with past services rendered.

Change-in-Control and Severance Agreements

In certain instances, either as a condition of employment or to continue employment, our executive officers have negotiated change-in-control and/or termination of employment severance provisions. The Compensation Committee believes these types of provisions are necessary in recruiting and retaining our executive officers. The Compensation Committee considers all factors necessary to induce and retain employment within our company, which includes individual change-in-control and termination of employment severance agreements. These modifications are made on a case-by-case basis, and typically entail accelerated vesting of equity incentives and/or cash compensation. All our change-in-control and termination of employment severance agreements are described in detail in the post-employment/change-in-control portion of this proxy. See “Employment Contracts, Change-in Control Agreements.”

Other Benefits/Perquisites

Our named executive officers receive no benefits from us under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. During fiscal 2007 Messrs. Voicu, Gay and Kovalik received car allowances to assist in their roles as CEO, Chief Financial Officer, and Vice President of Worldwide Sales and later Vice President of Strategic Accounts, respectively. We also provide 401(k) matching and group and term life insurance to our executive officers. In addition, we may also reimburse for business travel expenses and provide communication devices for our executives, but only if the items are integrally and directly related to the performance of their duties. All executive officers travel on commercial aircraft.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for any of the executive officers named in a proxy statement, unless compensation is performance-based. The Compensation Committee has studied the impact of Section 162(m) on our option plan and believes that options granted under our equity compensation plans to our executive officers will meet the requirements for qualifying as performance-based. The Compensation Committee therefore believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law. However, if competitive or business circumstances warrant we may in the future pay compensation to our executive officers that may not be deductible.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the compensation committee is or was formerly an officer or an employee of us or our subsidiaries.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation.   The following table shows the compensation paid by us in fiscal 2007 to our CEO, chief financial officer and our three most highly compensated executive officers other than the CEO and chief financial officer who served as executive officers (the “named executive officers”) at April 29, 2007.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	Other Annual Compensation(3) ($)	Total ($)
Gelu Voicu	2007	350,000	—	33,831	$360,584	—	—	20,853	765,268
President and Chief Executive Officer
Thomas E. Gay III(4)	2007	205,000	—	6,252	114,042	—	—	18,692	343,986
Former Vice President, Finance and Administration and Chief Financial Officer
Scott Brown	2007	168,000	—	14,587	148,207	—	—	5,128	335,922
Vice President, Marketing for Analog/Mixed-Signal Products
Irvin W. Kovalik	2007	196,000	—	14,587	93,239	—	—	19,397	323,223
Vice President, Strategic Accounts
George Smarandoiu	2007	187,000	—	14,587	123,950	—	—	6,534	332,071
Vice President, Product Design

(1)                Stock awards consist only of restricted stock. Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2007 in accordance with SFAS No. 123(R), and includes amounts from stock awards granted in fiscal 2007. The assumptions used in the valuation of these stock awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended April 29, 2007, filed with the SEC on July 13 2007. These amounts do not correspond to the actual value that will be recognized by the named executive officer.

(2)                Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2007 in accordance with SFAS No. 123(R), and thus may include amounts from option awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended April 29, 2007, filed with the SEC on July 13 2007. These amounts do not correspond to the actual value that will be recognized by the named executive officer.

(3)                Amounts included under “Other Annual Compensation” represent the dollar values of car allowances, 401(k) matching and group and term life insurance premiums paid by us for the benefit of such executive officer. The breakdown of these amounts is as follows:

Name	Car Allowance	401(K) Matching	Life Insurance	Total
Gelu Voicu	$12,000	$7,038	$1,815	$20,853
Scott Brown	—	3,750	1,378	5,128
Thomas E. Gay III	12,000	5,000	1,692	18,692
Irvin W. Kovalik	12,000	5,754	1,643	19,397
George Smarandoiu	—	5,000	1,534	6,534

(4)                Mr. Gay resigned as our Vice President of Finance and Administration and Chief Financial Officer as of May 31, 2007.

Option Grants in Fiscal 2007.   Stock options granted in fiscal 2007 vest at a rate of 25% of the shares subject to the option after 12 months, and 1/48th of the shares subject to the option vest each month thereafter. The options have a 10-year term, but are subject to earlier termination in connection with a termination of employment. We granted stock options representing a total of 1,541,369 shares to all employees in fiscal 2007. Options are incentive stock options to the extent qualified and nonstatutory options otherwise. See also “Employment Contracts and Change-in-Control Arrangements” below for a description of certain acceleration provisions which may be applicable to these options under certain circumstances. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by reference to the closing price reported on the NASDAQ Global Market on the date of grant. No options were granted to our executive officers listed in the summary compensation table above during fiscal 2007.

Grant of Restricted Stock in Fiscal 2007.   Restricted stock granted in fiscal 2007 vests over a period of three years with 1/3 of the grant vesting at the end of each year. We granted restricted stock representing a total of 225,000 shares in fiscal 2007.

Grant of Plan-Based Awards

The following table sets forth information concerning plan-based awards during fiscal 2007 to each of the named executive officers:

Grants of Plan-Based Awards Table for Fiscal 2007

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Securities	All Other Option Awards: Number of Securities		Exercise Or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Under-Lying Options (#)	Under-Lying Options (#)		Awards ($/Sh)	Awards ($)(3)
Gelu Voicu	1/2/07	1/2/07	—	—	—	0	10,000	20,000	—	—		0.00	68,800
	1/2/07	1/2/07	—	—	—	—	—	—	50,000	—		0.00	172,000
	3/16/07	—	—	—	—	—	—	—	—	175,000	(4)	3.35	24,044
	—	—	—	227,500	455,000	—	—	—	—	—		—	—
Thomas E. Gay III	11/28/06	11/28/06	—	—	—	—	—	—	15,000	—		0.00	47,550
	3/16/07	—	—	—	—	—	—	—	—	80,000	(4)	3.35	16,029
	—	—	—	102,500	205,000	—	—	—	—	—		—	—
Scott Brown	11/28/06	11/28/06	—	—	—	—	—	—	35,000	—		0.00	110,950
	—	—	—	84,000	168,000	—	—	—	—	—		—	—
Irvin W. Kovalik	11/28/06	11/28/06	—	—	—	—	—	—	35,000	—		0.00	110,950
	3/16/07	—	—	—	—	—	—	—	—	50,000	(4)	3.35	0
	—	—	—	98,000	196,000	—	—	—	—	—		—	—
George Smarandoiu	11/28/06	11/28/06	—	—	—	—	—	—	35,000	—		0.00	110,950
	3/16/07	—	—	—	—	—	—	—	—	40,000	(4)	3.35	0
	—	—	—	93,500	187,000	—	—	—	—	—		—	—

(1)                According to the bonus program, the target and maximum represent 50% and 100% of annual base salary, respectively, for all officers except Mr. Voicu. For Mr. Voicu, the target and maximum represent 65% and 130% of annual base salary, respectively. None of the named executive officers received a payment from the fiscal 2007 bonus program.

(2)                These shares vest over a 24 month period beginning on February 1, 2007 based on Catalyst’s achievement of revenue growth performance relative to the Semiconductor Industry Average annual growth rate as assessed by the Compensation Committee. Mr. Voicu may vest as to a minimum of no shares or up to a maximum of 20,000 shares annually, provided that in no event shall he vest in an aggregate of more than 20,000 shares.

(3)                The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS No. 123(R). Stock awards consist only of restricted stock. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Catalyst common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

(4)                Granted as a result of the named executive officers’ participation in the Common Stock Option Exchange Offer. See “Equity Incentive Programs—Common Stock Option Exchange Offer” for a description of the exchange offer.

Outstanding Equity Awards.   The following table sets forth information relating to equity awards outstanding at April 29, 2007 held by the named executive officers identified in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Gelu Voicu	62,046	—	—	$1.73	9/27/11		—		—	—	—
	219,999	—	—	$2.29	10/14/12		—		—	—	—
	80,001	—	—	$2.29	10/14/12		—		—	—	—
	200,000	—	—	$2.34	10/28/12		—		—	—	—
	31,752	31,753	—	$4.27	4/01/15		—		—	—	—
	68,247	68,248	—	$4.27	4/01/15		—		—	—	—
	520	18,230	—	$3.35	3/15/17		—		—	—	—
	1,041	36,459	—	$3.35	3/15/17		—		—	—	—
	2,777	97,223	—	$3.35	3/15/17		—		—	—	—
	520	18,230	—	$3.35	3/15/17		—		—	—	—
	—	—	—	—	—		50,000		$188,500	20,000	$75,400
Scott Brown	46,521	71,007	—	$4.85	9/23/15		—		—	—	—
	32,645	49,827	—	$4.85	9/23/15		—		—	—	—
	—	—	—	—	—		35,000		$131,950	—	—
Thomas E. Gay III	19,487	—	—	$0.13	8/29/07	(2)	—		—	—	—
	80,000	—	—	$1.73	8/29/07	(3)	—		—	—	—
	31,250	—	—	$2.68	8/29/07	(4)	—		—	—	—
	28,750	—	—	$2.68	8/29/07	(4)	—		—	—	—
	13,334	13,334	—	$4.27	8/29/07	(5)	—		—	—	—
	26,666	26,666	—	$4.27	8/29/07	(5)	—		—	—	—
	347	12,153	—	$3.35	8/29/07	(6)	—		—	—	—
	694	24,306	—	$3.35	8/29/07	(6)	—		—	—	—
	347	12,153	—	$3.35	8/29/07	(6)	—		—	—	—
	833	29,167	—	$3.35	8/29/07	(6)	—		—	—	—
	—	—	—	—	—		15,000	(7)	$56,550	—	—
Irvin W. Kovalik	10,000	—	—	$0.13	12/07/08		—		—	—	—
	17,147	—	—	$5.38	2/15/11		—		—	—	—
	32,853	—	—	$5.38	2/15/11		—		—	—	—
	80,000	—	—	$1.73	9/27/11		—		—	—	—
	31,250	—	—	$2.68	4/27/13		—		—	—	—
	28,750	—	—	$2.68	4/27/13		—		—	—	—
	18,276	18,277	—	$4.27	4/01/15		—		—	—	—
	11,723	11,724	—	$4.27	4/01/15		—		—	—	—
	694	24,306	—	$3.35	3/15/17		—		—	—	—
	347	12,153	—	$3.35	3/15/17		—		—	—	—
	347	12,153	—	$3.35	3/15/17		—		—	—	—
	—	—	—	—	—		35,000		$131,950	—	—
George Smarandoiu	106,000	—	—	$2.29	10/14/12		—		—	—	—
	9,999	10,001	—	$4.27	4/01/15		—		—	—	—
	20,000	20,000	—	$4.27	4/01/15		—		—	—	—
	1,111	38,889	—	$3.35	3/15/17		—		—	—	—
	—	—	—	—	—		35,000		$131,950	—	—

(1)                 The market value is based on the $3.77 per share closing price of our common stock on April 27, 2007 as reported on the NASDAQ Global Market.

(2)                 Vested 100% in December 8, 2002

(3)                 Vested 100% in September 27, 2005

(4)                 Vested 100% in April 28, 2007

(5)                 Would have vested 100% in April 1, 2009

(6)                 Would have vested 100% in March 16, 2010

(7)                 Would have vested 100% in November 28, 2010

Option Exercises and Stock Vesting in Fiscal 2007.   The following table sets forth information regarding options exercises and award vesting by each of the named executive officers listed in the Summary Compensation Table above during fiscal 2007.

Option Exercises and Stock Vested In Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gelu Voicu	35,954	$52,133	—	—
Thomas E. Gay III	25,000	$78,625	—	—
Scott Brown	—	—	—	—
Irvin W. Kovalik	—	—	—	—
George Smarandoiu	—	—	—	—

(1)          The value realized equals the difference between the option exercise price per share and the fair market value per share of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Benefits.   Catalyst does not provide pension benefits for any of the named executive officers listed in the Summary Compensation Table.

Nonqualified Deferred Compensation.   Catalyst does not maintain any nonqualified deferred compensation benefits for any of the named executive officers listed in the Summary Compensation Table.

Payments to be Made upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•       Accrued but unpaid wages

•       Non-equity incentive compensation earned during the fiscal year, including any earned sales commissions;

•       Upon exercise of outstanding and vested options, shares awarded under the 2003 Stock Incentive Plan and 1998 Special Equity Incentive Plan;

•       Unused vacation pay; and

•       Reimbursement of accrued expenses

Payments Made upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments to be Made upon Termination” above, the named executive officer will receive benefits under Catalyst’s disability plan or payments under Catalyst’s life insurance plan, as appropriate.

Employment Contracts, Change-in-Control Arrangements

In May 2003, we entered into an employment agreement with Gelu Voicu, our president and CEO. The agreement provided for a base salary of $300,000 with an annual bonus equal to up to 65% of Mr. Voicu’s base salary upon achievement of specified performance milestones. In November 2003, the board of directors adjusted Mr. Voicu’s base salary to $350,000. In August 2004, the board of directors adjusted Mr. Voicu’s annual bonus so that Mr. Voicu may receive an annual bonus equal to up to 130% of his base salary upon achievement of specified performance milestones. In the event that Mr. Voicu is involuntarily terminated by us without cause, he is entitled to 12 months of severance pay and continued

benefits. In addition, the number of his unvested stock options equal to the greater of (i) 50% of his then unvested stock options or (ii) the number of his unvested stock options that would have vested in the 12 months following such termination will become immediately vested and remain exercisable for a period of one year following such termination. In the event that following a merger, sale or change in ownership of our company (a “change of control”) following which Mr. Voicu is not made the CEO of the successor corporation, all of Mr. Voicu’s then unvested stock options will become immediately vested and remain exercisable for a period of three years following such change of control. Also, in the event that Mr. Voicu is involuntarily terminated following a change of control, he is entitled to 12 months of severance pay and continued benefits.

In May 2007, we entered into an amended and restated employment agreement with Mr. Voicu. The terms of the agreement provides for a base salary of $350,000 with an annual bonus targeted at 65% of his annual base salary. Mr. Voicu may earn up to a maximum of 130% of his annual base salary if he and the Company far exceed the performance goals specified by the Compensation Committee. In the event that Mr. Voicu is involuntarily terminated by us without cause or if he resigns for good reasons, as such terms are defined in the agreement, he is entitled to 12 months of severance pay, continued benefits, and 12 months of annual bonus pro-rated to the date of termination. For time-based equity awards, the number of his unvested shares equal to the greater of (i) 50% of his then unvested shares of common stock or (ii) the number of his unvested shares that would have vested in the 12 months following such termination will become immediately vested and remain exercisable for a period of one year following such termination. For performance-based awards, 50% of his then unvested shares of common stock will become immediately vested and remain exercisable for a period of one year following such termination. In the event that following a merger, sale or change in ownership of our company (a “change of control”) following which Mr. Voicu is not made the CEO of the successor corporation, all of Mr. Voicu’s, then unvested stock options will become immediately vested and remain exercisable for the greater of (i) 12 months or (ii) the period of time for which any shares of common stock subject to stock options granted to any non-employee director are exercisable following a change of control. Furthermore, in the event that Mr. Voicu is involuntarily terminated following a change of control, he is entitled to 15 months of severance pay and continued benefits.

In August 2005, we entered into a severance agreement with each of Thomas E. Gay III, our vice president of finance and administration and chief financial officer; Sorin Georgescu, our vice president of technology development; Irvin Kovalik, our vice president of sales; and George Smarandoiu, our vice president of product design. Mr. Gay’s agreement terminated when he left our company on May 31, 2007. Under each severance agreement, in the event of the officer’s involuntary termination prior to or more than 12 months following a change of control, we and the officer will negotiate in good faith a consulting arrangement pursuant to which the officer will provide consulting services for a period of six months following the termination and will be compensated for these services based upon a full-time monthly rate equal to his monthly base salary on the date of termination. If, however, we and the officer cannot agree upon the terms of the consulting arrangement, the officer will be entitled to a lump-sum severance payment upon the termination equal to six months’ base salary. We will also pay for continuing health insurance coverage for a period of six months following the date of termination. In the event of the officer’s involuntary termination within 12 months following a change of control, we and the officer will negotiate in good faith a consulting arrangement pursuant to which the officer will provide consulting services for a period of nine months following the termination and will be compensated for these services based upon a full-time monthly rate equal to the his monthly base salary on the date of his termination. If, however, we and the officer cannot agree upon the terms of the consulting arrangement, the officer will be entitled to a lump-sum severance payment upon the termination equal to nine months’ base salary. We will also pay for continuing health insurance coverage for a period of nine months following the date of termination. In addition, all unvested options and shares of restricted common stock held by the officer will immediately vest upon an involuntary termination within 12 months following a change of control.

In August 2007, we entered into an offer letter with David P. Eichler that sets forth among other things Mr. Eichler’s annual salary at $230,000. In addition, Mr. Eichler will participate in the same executive incentive plan as our other executives. Furthermore, we granted Mr. Eichler an option to purchase 160,000 shares of our common stock, with an exercise price of $4.05 per share as determined by the closing market price of our common stock as reported on the NASDAQ Global Market on the day the option was granted. The shares subject to such option commenced vesting on Mr. Eichler’s start date, which was August 13, 2007, and will vest over four (4) years with 25% of the shares subject to such option vesting one (1) year after the Mr. Eichler’s start date and 1/48th of the shares subject to the option vesting monthly thereafter, subject to Mr. Eichler’s continued employment with us through each such date. Mr. Eichler is eligible to participate in employee benefit programs generally offered to our employees and executives, including health benefits. Mr. Eichler will be eligible to enter into a customary severance agreement for our Vice Presidents upon completion of six months of full-time employment. In the event that Mr. Eichler is terminated upon our change of control, he will be entitled to six months salary as severance effective as of his start date in accordance with terms of our customary severance agreement.

No other executive officer has an employment contract.

Gelu Voicu

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Voicu, our president and CEO, as of April 29, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (No Change in Control)		Involuntary Not For Cause Termination (within 12 months of a Change of Control)(1)		Disability	Death
Compensation:
Salary	$—	$350,000		$437,500		$—	$—
Long Term Incentive Compensation:
Stock Options	—	202,701	(2)	405,402	(2)	—	—
Benefits & Perquisites:
Stock Awards	—	103,450	(2)	206,899	(2)	—	—
ESPP	—	—		—		—	—
401(k) Plan	—	—		—		—	—
Life Insurance Proceeds	—	—		—		—	—
Accidental Death Proceeds	—	—		—		—	—
Travel Death Proceeds	—	—		—		—	—
Short Term Disability	—	—		—		—	—
Long Term Disability	—	—		—		—	—
Cash Severance	—	—		—		—	—
Life and Health Insurance(3)	—	7,025		8,781		—	—
Accrued Vacation	56,616	56,616		56,616		56,616	56,616
Deferred Compensation	—	—		—		—	—
Automobile Allowance	—	—		—		—	—

(1)          In May 2007, we entered into an amended and restated employment agreement with Mr. Voicu. See “Employment Contracts, Change-in Control Agreements.”

(2)          Reflects the dollar amount to be recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2007 in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended April 29, 2007, filed with the SEC on July 13 2007. These amounts do not correspond to the actual value that will be recognized by the Mr. Voicu.

(3)          The amount listed represents the total obligation, to be paid monthly, for a maximum of 12 months following termination with no change in control or 15 months with a change in control.

Scott Brown

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Brown, our vice president of marketing for analog/mixed-signal products, as of April 29, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (No Change in Control)	Involuntary Not For Cause Termination (within 12 months of a Change of Control)	Disability	Death
Compensation:
Salary	$—	$—	$—	$—	$—
Long Term Incentive Compensation:
Stock Options	—	—	—	—	—
Benefits & Perquisites:
Stock Awards	—	—	—	—	—
ESPP	—	—	—	—	—
401(k) Plan	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	—
Accidental Death Proceeds	—	—	—	—	—
Travel Death Proceeds	—	—	—	—	—
Short Term Disability	—	—	—	—	—
Long Term Disability	—	—	—	—	—
Cash Severance	—	—	—	—	—
Life and Health Insurance	—	—	—	—	—
Accrued Vacation	3,355	3,355	3,355	3,355	3,355
Deferred Compensation	—	—	—	—	—
Automobile Allowance	—	—	—	—	—

Irvin W. Kovalik

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Kovalik, our vice president of strategic accounts, as of April 29, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (No Change in Control)		Involuntary Not For Cause Termination (within 12 months of a Change of Control)		Disability	Death
Compensation:
Salary	$—	$98,000		$147,000		$—	$—
Long Term Incentive Compensation:
Stock Options	—	—		107,156	(3)	—	—
Benefits & Perquisites:
Stock Awards	—	—		96,328	(3)	—	—
ESPP	—	—		—		—	—
401(k) Plan	—	—		—		—	—
Life Insurance Proceeds	—	—		—		—	—
Accidental Death Proceeds	—	—		—		—	—
Travel Death Proceeds	—	—		—		—	—
Short Term Disability	—	—		—		—	—
Long Term Disability	—	—		—		—	—
Cash Severance	—	—		—		—	—
Life and Health Insurance	—	5,022	(1)	7,532	(2)	—	—
Accrued Vacation	19,665	19,665		19,665		19,665	19,665
Deferred Compensation	—	—		—		—	—
Automobile Allowance	—	—		—		—	—

(1)          The amount listed represents the total annual obligation, to be paid monthly, for a maximum of six months following termination.

(2)          The amount listed represents the total annual obligation, to be paid monthly, for a maximum of nine months following termination.

(3)          Reflects the dollar amount to be recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2007 in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended April 29, 2007, filed with the SEC on July 13 2007. These amounts do not correspond to the actual value that will be recognized by the Mr. Kovalik.

George Smarandoiu

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Smarandoiu, our vice president of product design, as of April 29, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (No Change in Control)		Involuntary Not For Cause Termination (within 12 months of a Change of Control)		Disability	Death
Compensation:
Salary	$—	$93,500		$140,250		$—	$—
Long Term Incentive Compensation:
Stock Options	—	—		129,516	(3)	—	—
Benefits & Perquisites:
Stock Awards	—	—		96,328	(3)	—	—
ESPP	—	—		—		—	—
401(k) Plan	—	—		—		—	—
Life Insurance Proceeds	—	—		—		—	—
Accidental Death Proceeds	—	—		—		—	—
Travel Death Proceeds	—	—		—		—	—
Short Term Disability	—	—		—		—	—
Long Term Disability	—	—		—		—	—
Cash Severance	—	—		—		—	—
Life and Health Insurance	—	5,021	(1)	7,532	(2)	—	—
Accrued Vacation	10,845	10,845		10,845		10,845	10,845
Deferred Compensation	—	—		—		—	—
Automobile Allowance	—	—		—		—	—

(1)          The amount listed represents the total annual obligation, to be paid monthly, for a maximum of six months following termination.

(2)          The amount listed represents the total annual obligation, to be paid monthly, for a maximum of nine months following termination.

(3)          Reflects the dollar amount to be recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2007 in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended April 29, 2007, filed with the SEC on July 13 2007. These amounts do not correspond to the actual value that will be recognized by the Mr. Georgescu.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Elex N.V.

During the fourth quarter of fiscal 2000, we began taking delivery of wafers fabricated at X-FAB Texas, Inc. (“X-FAB”) a wholly owned subsidiary of Elex N.V. (“Elex”), a Belgian holding company. Dr. Duchâtelet, the Chairman and Chief Executive Officer of Elex, serves as a member of our board of directors. Elex initially became a related party in 1998 through the purchase of 5.5 million restricted shares of our common stock. The wafers provided by X-FAB include most of our analog/mixed-signal products and supplement some of the same EEPROM designs fabricated at various other foundries we utilize. Other than purchase orders currently open with X-FAB, there is no purchasing agreement in place with X-FAB. During fiscal 2007, fiscal 2006 and fiscal 2005, we purchased $1.2 million, $2.5 million and $2.4 million of wafers, respectively, from X-FAB. As of April 29, 2007 and April 30, 2006, the total amount we owed X-FAB was approximately $68,000 and $143,000, respectively. Elex and Dr. Duchatelet held a combined 5.3% beneficial ownership of the outstanding shares of our common stock as of April 29, 2007.

We believe that the terms of these transactions were no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

Policies and Procedures with respect to Related Party Transactions

Our board of directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including the rules and regulations of the SEC and NASDAQ Stock Market.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our code of business conduct and ethics. Under the code of business conduct and ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in our applicable filings with the SEC.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 29, 2007 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 2003 Stock Incentive Plan, the Director SOP and the 1998 Special Equity Incentive Plan, each of which has been approved by our stockholders and is described below. We do not have any compensation plans under which equity securities are authorized for issuance which have not been approved by our stockholders.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Plan or Arrangement	(a)	(b)	(c)
2003 Stock Incentive Plan(1)	4,741,743	$3.350	1,186,657
2003 Director Stock Option Plan	270,000	5.100	232,505
1998 Special Equity Incentive Plan	373,237	2.308	95,210
Equity Incentive Plans Approved by Security Holders	5,384,980	3.366	1,514,372
Equity Incentive Plans Not Approved by Security Holders	—	—	—

(1)          The 2003 Stock Incentive Plan provides for annual increases in the number of shares available for issuance under the plan, on the first day of each fiscal year, of 1.0 million shares, 5% of the then outstanding shares or an amount approved by our board of directors, whichever is less.

Equity Incentive Programs

Overview

We consider equity compensation to be long term compensation and an integral component of efforts to attract and retain exceptional executives, senior management and world-class employees. We believe that properly structured equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock appreciation, as stock options are only valuable to our employees if the value of our common stock increases after the date of grant. We settle employee stock option exercises with newly issued shares of common stock.

2003 Stock Incentive Plan

In October 1989, we adopted a founder stock plan for incentive stock options and non-statutory stock options. The founder stock plan was amended and restated in March 1993 as the Stock Option Plan (the “1993 Plan”), which had the effect of extending its expiration date to March 2003. In January 1999 and September 2000, our stockholders authorized an additional 1.8 million shares and 2.5 million shares, respectively, to be reserved under the 1993 Plan. In December 2002, the stockholders approved an amendment and restatement of the 1993 Plan, renaming it the 2003 Stock Incentive Plan (“SIP”), extending its expiration date to November 2012, authorized an additional 1.0 million shares and a provision to automatically authorize annual additions to the plan on the first day of each fiscal year of 1.0 million shares or 5% of the then outstanding shares, whichever is less. A total of 7.4 million shares of common stock have been reserved for issuance under the SIP. The SIP allows for the issuance of incentive and non-statutory stock options, restricted stock, restricted stock units and stock appreciation rights. Options granted under the SIP are for periods not to exceed 10 years. Incentive stock option and non-statutory stock option grants under the SIP generally must be at prices equal to 100% of the fair market value of the stock at the date of grant. Options generally vest over four years. Restricted stock units represent the right to receive shares of common stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions.

On November 28, 2006, our Compensation Committee approved the grant of restricted stock to certain executive officers pursuant to our SIP. The grant of the restricted stock to each of the executive officers vest over a period of three years with 1/3 of the grant vesting at the end of each year.

2003 Director Stock Option Plan

During 1993, we adopted the 1993 Director Stock Option Plan (the “1993 Director SOP”), which provides for the grant of non-statutory stock options to non-employee directors. In November 1999 and September 2000, the stockholders authorized an additional 100,000 and 450,000 shares, respectively, to be reserved under the 1993 Director SOP. In December 2002, the stockholders approved an amendment and restatement of the 1993 Director SOP, renaming it the 2003 Director SOP and extending its expiration date to November 2012. A total of 770,000 shares of common stock have been reserved for issuance under the 2003 Director SOP. Options granted under the 2003 Director SOP prior to May 1, 2000 were for periods not to exceed five years and not to exceed a period of 10 years for grants made thereafter. Option grants under the 2003 Director SOP must be at prices equal to 100% of the fair market value of the stock at the date of grant. Options granted prior to December 2002 vested over a period of three years. Options granted beginning in December 2002 vest immediately as of the date of the grant.

1998 Special Equity Incentive Plan

In December 1998, we adopted an additional stock option plan entitled the 1998 Special Equity Incentive Plan (“SEIP”) for incentive stock options and non-statutory stock options for certain directors, officers and consultants. A total of 3.5 million shares of common stock have been reserved for issuance under the SEIP. Options granted under the SEIP are for periods not to exceed 10 years. Options generally vest over four years.

Common Stock Option Exchange Offer

On March 16, 2007, the pursuant to an exchange offer, we accepted for cancellation options to purchase 1,545,538 shares of our common stock and granted options to purchase 772,769 shares of our common stock. Under the terms of the exchange offer, we cancelled certain employee stock options having an exercise price of greater than $4.00 per share that were properly tendered in accordance with the terms of the exchange offer for new stock options with  an exercise price of $3.35, which was closing price of our common stock on March 16, 2007 as reported on the NASDAQ Global Market. All options tendered received a non-statutory stock option to purchase one share for every two exchanged incentive or non-statutory stock options pursuant to the exchange offer. In consideration for the exchange of these eligible stock option awards, employees were required to return their previously awarded options for cancellation. Regardless of whether the original options were vested, the new options vest as to 1/36th of the shares subject to the new option each month commencing one month after the new option grant date of March 16, 2007, and have a contractual term of 10 years beginning on that date. Non-employee directors were not eligible to participate in the exchange offer.

The table below sets forth information concerning participation by the named executive officers in the exchange offer:

Name	Number of Options Exchanged (#)	Number of Options Received (#)	Incremental Value(1) ($)
Gelu Voicu	350,000	175,000	24,044
Scott Brown	0	0	0
Thomas E. Gay III	160,000	80,000	16,029
Irvin W. Kovalik	100,000	50,000	0
George Smarandoiu	80,000	40,000	0

(1)          The incremental value of the options received reflects the dollar amount to be recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS No. 123(R), as a result of the named executive officers’ participation in the exchange offer. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended April 29, 2007, filed with the SEC on July 13 2007. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

OTHER INFORMATION

1934 Exchange Act Reports

We hereby undertake to mail, without charge, to any of our stockholders upon written request, copies of our Annual Report on Form 10-K, including financial statements, schedules and exhibit lists contained therein. Requests should be sent to our principal executive offices located at 2975 Stender Way, Santa Clara, CA 95054, Attn: Secretary. Such documents are also available on the website of the SEC at www.sec.gov.

Other Matters

Other than the proposals listed above, our board of directors does not intend to present any other matters to be voted on at the Annual Meeting. Our board of directors is not currently aware of any other matters that will be presented by others for action at the Annual Meeting. If other matters are properly presented at the Annual Meeting and you have signed and returned your proxy, the proxy holder will have discretion to vote your shares on these matters in accordance with his judgment.

By order of the Board of Directors

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Catalyst Semiconductor, Inc.

Proxy for the Annual Meeting of Stockholders

To be Held September 25, 2007

Solicited by the Board of Directors

The undersigned hereby appoints Gelu Voicu and David P. Eichler, and each of them with full power of substitution, to represent the undersigned and to vote all shares of stock in CATALYST SEMICONDUCTOR, INC., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 2975 Stender Way, Santa Clara, California 95054 at 2:00 p.m., local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated August 24, 2007 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 25, 2007.

Vote by Internet

•	Log on to the Internet and go to
www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.

1. To elect the following person as Class III director to hold office for a 3-year term and until his successor is elected and qualified.

	For	Withhold

01 - Roland M. Duchâtelet	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of PriceWaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 27, 2008.	☐	☐	☐

3.	The proxies are also authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement hereof.

B   Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign here. Sign exactly as name(s) appear on your stock certificate. If shares of stock are held of record in the name of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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